Exhibit 99.1

Oceaneering Reports First Quarter 2016 Results

•	Reported EPS of $0.23

•	Adjusted EPS of $0.27, in line with consensus

•	Ended the quarter with $393 million in cash and an undrawn $500 million revolver

July 21, 2016 – Houston, Texas – Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) today reported net income of $22.3 million, or $0.23 per share, on revenue of $626 million for the three months ended June 30, 2016. Excluding the impacts of a total of $7.0 million of bad debt expense and foreign currency exchange losses, adjusted net income was $26.8 million, or $0.27 per share.

During the prior quarter ended March 31, 2016, Oceaneering reported net income of $25.1 million, or $0.26 per share, on revenue of $608 million. Those results included $5.9 million of pre-tax foreign currency losses, reported in other income and expenses.

The calculations of adjusted net income and earnings per share are shown in the table Adjusted Net Income and Diluted Earnings per Share (EPS), under the caption Reconciliation of Non-GAAP to GAAP Financial Information.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Jun 30,		Mar 31,	Jun 30,

	2016	2015	2016	2016	2015

Revenue	$625,539	$810,303	$608,344	$1,233,883	$1,597,075
Gross Margin	95,233	167,545	97,480	192,713	330,994
Income from Operations	38,380	107,940	48,099	86,479	214,590
Net Income	$22,309	$65,468	$25,103	$47,412	$134,967

Diluted Earnings Per Share (EPS)	$0.23	$0.66	$0.26	$0.48	$1.36

Sequentially, operating income declined 20% on reduced profit contributions from Subsea Products and Remotely Operated Vehicles (“ROV”), with a slight increase in Subsea Projects and Advanced Technologies, and lower Unallocated Expenses. Without the impact of $5.8 million of bad debt expense, adjusted operating income was down 8%.

M. Kevin McEvoy, Chief Executive Officer of Oceaneering, stated, “Despite the ongoing challenging offshore market environment, we are pleased that each of our operating segments remained profitable, excluding the negative impact of the bad debt expense. Relative to our peers, overall EBITDA margin of 15% is noteworthy.

“Compared to the first quarter, ROV operating income was down, resulting primarily from a 6% decline in average revenue per day on hire due to lower pricing and a shift in geographic mix. During the quarter our ROV fleet size of 318 vehicles and utilization of 55% was unchanged from that of the prior quarter. Our drill support market share during this period was 58% of the 174 floating rigs under contract, essentially flat with the prior quarter. We remain focused on maintaining our market share of ROVs on contracted rigs and high-specification third-party vessels most likely to return to work when the market recovers, as demonstrated by our recent announcement of our long-term arrangement with Heerema Marine Contractors.

“Subsea Products operating income declined as expected, due to a combination of lower margins realized on umbilical throughput and reduced demand for tooling and installation and workover control systems. Our Subsea Products backlog at June 30, 2016 was $503 million, compared to our March 31, 2016 backlog of $576 million. The backlog decline was primarily related to umbilicals. We continue to expect Subsea Products margins to weaken throughout the year on lower throughput and more competitive pricing for the orders currently in execution. Our book to bill ratio year-to-date was 0.61.

“Subsea Projects operating income increased, mainly due to lower regulatory vessel inspection expenses and additional revenue, as the Ocean Alliance returned to work after a scheduled drydocking. Asset Integrity operating income declined, primarily due to a $3.3 million bad debt provision recognized during the quarter. Advanced Technologies operating income increased, due to increased engineering services and support for the U.S. Navy. Unallocated Expenses were lower due to reduced incentive compensation expense, principally related to our longterm plans.

“With continued limited visibility, we are expecting that the second half of 2016 will be weaker than the first half. We expect lower operating income contributions from Subsea Products and ROVs, partially offset by an increase in Advanced Technologies, while other segment results should be relatively flat on an adjusted basis. We are continuing to focus our operations on proactively working with our customers to develop cost effective and efficient solutions that may enable more projects to progress despite a low commodity price.

“In navigating this landscape, we remain focused on maintaining our market position while working to preserve Oceaneering’s core capabilities for the long term, balanced with the imperative to tailor costs and resources to match our demand profile. These efforts combined with our liquidity and ability to generate cash leave us well-positioned for the eventual offshore and subsea market cycle recovery.”

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: characterization of certain third-party vessels as most likely to return to work when the market recovers; statements about backlog, to the extent it may be an indicator of future revenue or profitability; expectation about Subsea Products’ margins; overall outlook for the second half of 2016, and expected contributions of each segment to the operating results for the second half of 2016; and belief that its liquidity and ability to generate cash leave it well-positioned for the eventual offshore and subsea market cycle recovery. The forward-looking statements included in this release are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include backlog, costs, capital expenditures, future earnings, capital allocation strategies, dividend levels, sustainability of dividend levels, liquidity, competitive position, financial flexibility, debt levels, forecasts or expectations regarding business outlook; growth for Oceaneering as a whole and for each of its segments (and for specific products or geographic areas within each segment); factors affecting the level of activity in the oil and gas industry; supply and demand of drilling rigs; oil and natural gas demand and production growth; oil and natural gas prices; fluctuations in currency markets worldwide; the loss of major contracts or alliances; future global economic conditions; and future results of operations. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define “EBITDA margin” as (1) net income plus provision for income taxes, interest expense, net, and depreciation and amortization divided by (2) total revenue. EBITDA margin is a non-GAAP financial measure. We have included EBITDA margin disclosures in this press release because EBITDA margin is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA margin may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA margin amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.
For more information on Oceaneering, please visit www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Jun 30, 2016	Dec 31, 2015
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $393,190 and $385,235)				$1,415,356	$1,517,493
Net Property and Equipment				1,210,020	1,266,731
Other Assets				693,828	645,312
TOTAL ASSETS				$3,319,204	$3,429,536

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$497,595	$615,956
Long-term Debt				802,338	795,836
Other Long-term Liabilities				427,634	439,010
Shareholders' Equity				1,591,637	1,578,734
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY				$3,319,204	$3,429,536

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2016	Jun 30, 2015	Mar 31, 2016	Jun 30, 2016	Jun 30, 2015
	(in thousands, except per share amounts)

Revenue	$625,539	$810,303	$608,344	$1,233,883	$1,597,075
Cost of services and products	530,306	642,758	510,864	1,041,170	1,266,081
Gross Margin	95,233	167,545	97,480	192,713	330,994
Selling, general and administrative expense	56,853	59,605	49,381	106,234	116,404
Income from Operations	38,380	107,940	48,099	86,479	214,590
Interest income	1,442	51	295	1,737	207
Interest expense	(6,207)	(6,212)	(6,392)	(12,599)	(12,300)
Equity earnings (losses) of unconsolidated affiliates	263	1	526	789	(254)
Other income (expense), net	(1,405)	(6,484)	(5,988)	(7,393)	(5,784)
Income before Income Taxes	32,473	95,296	36,540	69,013	196,459
Provision for income taxes	10,164	29,828	11,437	21,601	61,492
Net Income	$22,309	$65,468	$25,103	$47,412	$134,967

Weighted average diluted shares outstanding	98,424	98,893	98,286	98,355	99,401
Diluted Earnings per Share	$0.23	$0.66	$0.26	$0.48	$1.36

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Six Months Ended
		Jun 30, 2016	Jun 30, 2015	Mar 31, 2016	Jun 30, 2016	Jun 30, 2015
		($ in thousands)

Remotely Operated Vehicles	Revenue	$139,641	$216,426	$147,621	$287,262	$435,873
	Gross Margin	$26,925	$70,132	$35,322	$62,247	$141,443
	Operating Income	$18,020	$61,294	$26,987	$45,007	$123,476
Operating Income %		13%	28%	18%	16%	28%
	Days available	28,959	30,465	28,819	57,778	60,596
	Days utilized	16,057	21,710	16,005	32,062	43,849
	Utilization %	55%	71%	56%	55%	72%

Subsea Products	Revenue	$190,897	$240,057	$194,812	$385,709	$480,786
	Gross Margin	$42,728	$62,465	$56,136	$98,864	$132,232
	Operating Income	$25,121	$42,286	$40,640	$65,761	$92,300
Operating Income %		13%	18%	21%	17%	19%
Backlog at end of period		$503,000	$703,000	$576,000	$503,000	$703,000

Subsea Projects	Revenue	$138,662	$172,324	$129,422	$268,084	$325,896
	Gross Margin	$14,317	$36,989	$11,509	$25,826	$63,889
	Operating Income	$10,237	$30,607	$6,789	$17,026	$52,883
Operating Income %		7%	18%	5%	6%	16%

Asset Integrity	Revenue	$73,864	$95,509	$69,600	$143,464	$194,002
	Gross Margin	$10,096	$11,750	$7,343	$17,439	$24,549
	Operating Income	$(805)	$4,576	$434	$(371)	$9,601
Operating Income %		(1)%	5%	1%	—%	5%

Advanced Technologies	Revenue	$82,475	$85,987	$66,889	$149,364	$160,518
	Gross Margin	$10,600	$10,945	$5,827	$16,427	$20,345
	Operating Income	$5,528	$6,267	$593	$6,121	$11,287
Operating Income %		7%	7%	1%	4%	7%

Unallocated Expenses
Gross Margin		$(9,433)	$(24,736)	$(18,657)	$(28,090)	$(51,464)
Operating Income		$(19,721)	$(37,090)	$(27,344)	$(47,065)	$(74,957)

TOTAL	Revenue	$625,539	$810,303	$608,344	$1,233,883	$1,597,075
	Gross Margin	$95,233	$167,545	$97,480	$192,713	$330,994
	Operating Income	$38,380	$107,940	$48,099	$86,479	$214,590
Operating Income %		6%	13%	8%	7%	13%

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2016	Jun 30, 2015	Mar 31, 2016	Jun 30, 2016	Jun 30, 2015
	($ in thousands)

Capital expenditures, including acquisitions	$31,738	$275,347	$21,206	$52,944	$324,759

Depreciation and Amortization:
Oilfield
Remotely Operated Vehicles	$34,026	$35,661	$33,684	$67,710	$72,142
Subsea Products	12,952	13,498	12,807	25,759	25,566
Subsea Projects	8,353	9,707	8,519	16,872	14,358
Asset Integrity	2,843	2,696	2,913	5,756	5,559
Total Oilfield	58,174	61,562	57,923	116,097	117,625
Advanced Technologies	806	619	734	1,540	1,261
Unallocated Expenses	999	1,302	1,124	2,123	2,600
	$59,979	$63,483	$59,781	$119,760	$121,486

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). We believe the adjusted amounts are more representative of our ongoing performance. The following is a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Operating Income
		For the Three Months Ended
		Jun 30, 2016	Jun 30, 2015	Mar 31, 2016
		(in thousands)

Operating income as reported in accordance with GAAP		$38,380	$107,940	$48,099
Adjustments for the effects of:
Inventory write-down		—	9,025	—
Bad debt expense		5,757	—	—
Adjusted operating income		$44,137	$116,965	$48,099

Adjusted Net Income and Diluted Earnings per Share (EPS)

	For the Three Months Ended
	Jun 30, 2016		Jun 30, 2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(in thousands, except per share amounts)

Net Income and Diluted EPS as reported in accordance with GAAP	$22,309	$0.23	$65,468	$0.66
Adjustments for the effects of:
Inventory write down	—		9,025
Bad debt expense	5,757		—
Foreign currency losses	1,218		5,978
Total pre tax adjustments	6,975		15,003
Tax effect	2,441		5,251
Total adjustments after tax	4,534		9,752
Adjusted amounts	$26,843	$0.27	$75,220	$0.76

Notes:
Incremental applicable income tax rate used for each period presented is 35%.
Weighted average number of diluted shares in each period presented is the same for each adjusting item as used in accordance with GAAP for that period.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and EBITDA Margin

	For the Three Months Ended			For the Six Months Ended		For the Year Ended
	Jun 30, 2016	Jun 30, 2015	Mar 31, 2016	Jun 30, 2016	Jun 30, 2015	Dec 31, 2015
	($ in thousands)

Net Income	$22,309	$65,468	$25,103	$47,412	$134,967	$231,011
Depreciation and Amortization	59,979	63,483	59,781	119,760	121,486	241,235
Subtotal	82,288	128,951	84,884	167,172	256,453	472,246
Interest Expense, net of Interest Income	4,765	6,161	6,097	10,862	12,093	24,443
Amortization included in Interest Expense	(286)	(265)	(287)	(573)	(531)	(1,077)
Provision for Income Taxes	10,164	29,828	11,437	21,601	61,492	105,250
EBITDA	$96,931	$164,675	$102,131	$199,062	$329,507	$600,862

Revenue	$625,539	$810,303	$608,344	$1,233,883	$1,597,075	$3,062,754

EBITDA margin %	15%	20%	17%	16%	21%	20%

We define EBITDA as net income plus provision for income taxes, interest expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.